Exhibit 99.1

Boeing to Recognize Charge and Increased Costs in Second Quarter Due to 737 MAX Grounding

•	Amounts relate to expensing of estimated potential concessions and other considerations to customers and the impact of continued lower 737 MAX production rate

CHICAGO, July 18, 2019 - Boeing [NYSE: BA] announced today it will recognize an impact to earnings when it releases second-quarter 2019 results on July 24.
Boeing will record an after-tax charge of $4.9 billion1 ($8.74 per share) in connection with an estimate of potential concessions and other considerations to customers for disruptions related to the 737 MAX grounding and associated delivery delays. This charge will result in a $5.6 billion reduction of revenue and pre-tax earnings in the quarter.
While the entire estimated amount will be recognized as a charge in the second quarter, the company expects any potential concessions or other considerations to be provided over a number of years and take various forms of economic value.
Additionally, Boeing’s estimated costs to produce the aircraft in the 737 accounting quantity increased by $1.7 billion in the second quarter, primarily due to higher costs associated with a longer than expected reduction in the production rate. The increased 737 program costs will reduce the margin of the 737 program in the second quarter and in future quarters.
Boeing continues to work with civil aviation authorities to ensure the 737 MAX’s safe return to service, and these authorities will determine the timing of return to service. For purposes of the second-quarter financial results, the company has assumed that regulatory approval of 737 MAX return to service in the U.S. and other jurisdictions begins early in the fourth quarter 2019. This assumption reflects the company’s best estimate at this time, but actual timing of return to service could differ from this estimate. The second-quarter financial results will further assume a gradual increase in the 737 production rate from 42 per month to 57 per month in 2020, and that airplanes produced during the grounding and included within inventory will be delivered over several quarters following return to service. Any changes to these assumptions could result in additional financial impact.
“We remain focused on safely returning the 737 MAX to service,” said Boeing Chairman, President and CEO Dennis Muilenburg. “This is a defining moment for Boeing. Nothing is more important to us than the safety of the flight crews and passengers who fly on our airplanes. The MAX grounding presents significant headwinds and the financial impact recognized this quarter reflects the current challenges and helps to address future financial risks.”

1 = Reflects the tax impact recorded in the second quarter of 2019. Based on current assumptions, additional tax impact would be recorded later in the year bringing the 2019 after-tax charge down to approximately $4.4 billion.

Boeing Chief Financial Officer and Executive Vice President of Enterprise Performance and Strategy Greg Smith added, “We are taking appropriate steps to manage our liquidity and increase our balance sheet flexibility the best way possible as we are working through these challenges. Our multi-year efforts on disciplined cash management and maintaining a strong balance sheet, in addition to our strong and broad portfolio offerings, are helping us navigate the current environment.”
Boeing’s previously-issued 2019 financial guidance did not reflect impacts related to the 737 MAX. Due to the uncertainty of the timing and conditions concerning 737 MAX return to service, new guidance will be issued at a future date.
Boeing will issue its full second-quarter earnings release on July 24 and discuss the company’s financial results and outlook, including impact of 737 MAX grounding, during a conference call that day.

Caution Concerning Forward-Looking Statements
Certain statements in this release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including the timing and conditions surrounding the return to service of the 737 MAX fleet, economic conditions in the United States and globally, general market and industry conditions as they may impact us or our customers, and our reliance on our commercial customers, our U.S. government customers and our suppliers, as well as the other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:
Investor Relations:	Maurita Sutedja or Keely Moos (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

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